Exhibit 3.1

TRIPADVISOR, INC.

COMPENSATION COMMITTEE CHARTER

I.
Purpose

The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Tripadvisor, Inc. (the “Company”) to discharge certain of the Board’s responsibilities relating to (i) compensation of each of the Company’s Section 16 officers (collectively, the “Executive Officers”); (ii) administration of the Company’s cash- and equity-based incentive compensation plans and programs, including short-term and long-term incentive opportunities made available to employees and directors from time to time, as set forth below; (iii) compensation of the members of the Board; and (iv) programs in support of the Company’s efforts to attract, select, develop, and retain a workforce with abilities aligned with the Company’s overall business strategy and backgrounds and perspectives aligned with the Company’s culture.

II.
Membership and Meetings of the Committee

The members of the Committee shall be appointed by the Board and may be replaced by the Board with or without cause. Resignation or removal of a director from the Board, for whatever reason, shall automatically and without any further action constitute resignation or removal, as applicable, from the Committee. Any vacancy on the Committee, occurring for whatever reason, may be filled only by the Board. Written minutes of the Committee meetings shall be maintained. The Board shall designate one member of the Committee to be Chair of the Committee.

The Committee shall consist of no fewer than two members. The members of the Committee shall qualify as “outside” directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Each member of the Committee shall meet the independence requirements under The Nasdaq Stock Market, Inc. Marketplace Rules, as the same may be amended from time to time (the “Nasdaq Rules”), including any enhanced independence requirements under the Nasdaq Rules related to compensation committee members (except to the extent that the Company has chosen to avail itself to the exemption from the independence requirements permitted by such rules).

The Committee shall meet, in person or telephonically, as often as it determines necessary. The Committee shall meet periodically with management and the compensation consultants in separate executive sessions, and to have such other direct and independent interaction with such persons from time to time as the members of the Committee deem necessary or appropriate. The Committee may request any officer or employee of the Company or the Company’s outside counsel attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Written minutes of the Committee meetings shall be maintained. The Committee may also act by unanimous written consent.

In the course of performing any of the responsibilities described, the Committee may form and delegate authority to sub-committees consisting of one or more members when appropriate, provided that decisions of such subcommittee shall be presented to the full Committee at its next scheduled meeting.

III.
Committee Responsibilities and Authority

A. Compensation of Executive Officers

1.
The Committee shall, periodically and as when appropriate, review and approve the following as they affect the Executive Officers:

a.
Annual base salary and annual incentive compensation;
b.
Any employment agreement or severance arrangement;
c.
Any change-in-control agreement or change-in-control provision; and
d.
Any special or supplemental compensation, including the perquisites provided during and after employment other than those pursuant to an overall Company plan.

Neither the CEO nor any other Executive Officer shall be present during any Committee deliberations or voting with respect to his or her compensation.

2.
The Committee shall, as and when required, approve all transactions between the Company and any Section 16 Officer or director involving the Company’s equity securities in order to assure compliance with Rule 16b-3 under the Exchange Act.

B. Administration of Compensation Programs

1.
The Committee shall oversee the Company’s compliance with the requirement under the Nasdaq Rules that, with limited exceptions, stockholders approve equity-based and other incentive compensation plans.

2.
The Committee shall be responsible for administering the Company’s cash- and equity-based incentive compensation plans and programs (including annual cash incentive and long-term equity programs) and granting awards under such stock plans.

3.
The Committee shall, as and when required, establish performance goals with respect to annual cash incentive and long-term incentive compensation to be paid to Executive Officers and, to the extent necessary, certify, based on a review of supporting materials provided by management, that performance goals have been attained for purposes of the Code or otherwise.

C. Compensation of the Board

The Committee shall periodically review and make recommendations to the Board regarding compensation for non‑employee directors, with consideration of the Company’s philosophy of attracting and retaining qualified directors and aligning their interests with those of stockholders.

D. Additional Responsibilities and Authority

1.
The Committee shall review and discuss with management the Company’s proposed disclosures to be included in the “Compensation Discussion and Analysis” (the “CD&A”) section of the Company’s proxy statements and, based on such review and discussion, make a recommendation to the Board regarding the inclusion of the CD&A in the Company’s proxy statements.

2.
The Committee shall review and approve the annual Compensation Committee Report for inclusion in the Company’s proxy statement in compliance with the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "SEC”).

3.
The Committee shall review and approve the Company’s disclosure regarding CEO Pay Ratio for inclusion in the Company’s proxy statement in compliance with the rules and regulations promulgated by the SEC.

4.
The Committee shall review and discuss periodically with management the risks arising from the Company’s compensation philosophy and practices to determine whether they encourage unnecessary risk taking and to evaluate compensation policies and practices that could mitigate such risks.

5.
The Committee may, in its sole discretion, retain or obtain advice of compensation consultants, independent legal counsel and/or other advisors to be used for the purpose of assisting the Committee in their evaluation of Executive Officer compensation. If the Committee elects to retain a consultant, legal counsel or advisor, the Committee shall be directly responsible for the appointment, compensation and oversight of the work of any consultant, legal counselor or other advisor. The Committee shall have the sole authority to terminate such consultant, counsel and/or advisor and to approve the fees and the other terms and conditions of such retention. Before selecting or receiving advice from any such consultant, legal counsel and advisors, the Committee shall assess the independence of such consultant, legal counsel and advisors in accordance with the Nasdaq Rules. Nothing herein shall require that any consultant, legal counsel or advisor be independent, only that the

Committee consider the factors enumerated by the Nasdaq Rules before selecting, or obtaining advice from, such consultant, counsel or advisor. The Company must provide the appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or advisor retained by the Committee.

6.
The Committee shall oversee the Company’s compliance with the rules and regulations under the Exchange Act regarding advisory votes on executive compensation and the frequency of such votes.

7.
As requested by management, the Committee will review and provide input on policies, programs, initiatives, local actions and strategies related to human capital management within the Company’s workforce, including those related to promoting Company culture, pay equity and alignment with performance, employee engagement and talent recruitment, development, and retention.

8.
The Committee shall review and approve, and oversee and monitor compliance with, policies with respect to the recovery or “clawback” of compensation.

9.
The Committee shall review and approve the Company’s peer group and shall receive periodic reporting on benchmarking the Company’s compensation programs and practices against those of the peer group.

10.
The Committee shall be responsible for other compensation matters as from time to time may be directed by the Board.

11.
The Committee shall review and assess the adequacy of this charter on an annual basis and recommend any proposed changes to the Board.

12.
The Committee shall make regular reports to the Board.

Revised Date: April 28, 2026